Exhibit 99.2

GLOBAL EARTH ENERGY, INC. (GLER) ANNOUNCES A SECOND ACQUISITION AND CURRENT 2012 DATA ON NAYLOR APARTMENT COMPLEX WHICH WAS ANNOUNCED ON APRIL 30, 2013

WILMINGTON, N.C., May 01, 2013- Global Earth Energy Inc.'s (GLER.OTCQB). President, Mr. Sydney A. Harland, announces that GLER will acquire a second income-producing asset, the Honeywell Apartment Complex, located at, 2103-15 & 2115-17 Honeywell Avenue, Bronx, New York 10460.

Financial details are as follows:

Multi-Units-198

Acquisition Price: $26,000,000.00

Gross Revenue-$3,200,000.00

Expenses-$1,500,000.00

Net Operating Income-$1,700,000.00

Assumable Debt Service: $16,939,016.99 @ 3.5% (Monthly Debt Payment: $76,063.75) (Annually: $912,765.00)

Net Income Available for Cash Flow: $787,235.00

This acquisition, through an assignment of purchase contract, will be paid for through the issuance of a $9,070,000.00 Convertible Promissory Note, yielding 0.575% interest-only against assignment of rental income and leases, convertible into 25,000,000 shares of GLER common stock. This transaction is expected to close within 45 days pursuant to an escrow settlement procedure between all parties involved.

On April 30, 2013, GLER announced the agreement to acquire the Naylor Apartment Complex.  In that announcement, GLER provided 2011 Financial Details.

Financial Details of, Naylor Apartment Complex, for the period 01/01/2012 through 12/31/2012 under a, "cash basis" are as follows:

Gross Income: $246,364.00

Expenses: $43,770.00

Net Operating Income: $202,677.00

Net Income Available For Cash Flow: $169,477.00

Both acquisitions were financially engineered, and structured by, Mr. Meier (Mack) Frankel, who was recently added to the Board of Directors of Global Earth Energy, Inc.

Mr. Frankel intends to increase shareholder value through deftly crafted financial capital instruments to build a solid asset base as a strategic corporate game plan is being presented to the board.

For more information about Global Earth Energy please contact, Mr. Sydney A. Harland or Mr. Meier (Mack) Frankel at 1-910-270-7749and/or Rich Kaiser, YES INTERNATIONAL, Investor Relations, 757-306-6090 http://www.globalearthenergy.com/

This news release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations implied by these forward-looking statements.

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